STOCK PURCHASE AGREEMENT


                                  By and Among


                           NOBLE INTERNATIONAL, LTD.,

                 RICHARD J. REASON, INDIVIDUALLY AND AS TRUSTEE

               OF HIS REVOCABLE LIVING TRUST DATED APRIL 9, 1979,


                                       and


                     THE RICHARD J. REASON IRREVOCABLE TRUST

                     FOR THE BENEFIT OF VICTORIA ALDRICH AND

                       PETER REASON DATED OCTOBER 12, 1992


                                       and


                        MONROE ENGINEERING PRODUCTS, INC.


                                       and


                              ROBERT J. SKANDALARIS





                            -------------------------
                              Dated January 1, 1996
                            -------------------------



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                                TABLE OF CONTENTS

                                                                            Page

Recitals......................................................................1

1.  SALE OF SHARES AND REAL ESTATE..........................................  1
    1.1      Terms of the Sale of Shares....................................  1
    1.2      Terms of Sale of Real Estate...................................  6
    1.3      Distribution to Sellers........................................  7

2.  CLOSING AND CLOSING DATE................................................  8

3.  INDIVIDUAL REPRESENTATIONS AND WARRANTIES OF SELLERS....................  8
    3.1      Authority......................................................  8
    3.2      Title..........................................................  9
    3.3      Shareholder Meeting............................................  9
    3.4      Employment and Deferred Compensation Agreement.................  9

4.  JOINT REPRESENTATIONS AND WARRANTIES OF MONROE
    AND REASON..............................................................  9
    4.1      Organization and Standing...................................... 10
    4.2      Authorized Capital............................................. 10
    4.3      Corporate Action............................................... 11
    4.4      Financial Statement; Liabilities............................... 11
    4.5      Title to Monroe Assets......................................... 12
    4.6      Condition of Assets............................................ 13
    4.7      Inventories.................................................... 13
    4.8      Accounts Receivable............................................ 13
    4.9      Accounts Payable............................................... 14
    4.10     Products....................................................... 14
    4.11     Litigation and Investigations.................................. 15
    4.12     Taxes.......................................................... 16
    4.13     Labor Relation................................................. 16
    4.14     Insurance Coverage............................................. 17
    4.15     Leases, Contracts and Other Commitments........................ 17
    4.16     Business Restrictions.......................................... 18
    4.17     No Material Adverse Change..................................... 19
    4.18     Fees and Commission............................................ 20
    4.19     Environmental Matters.......................................... 20
    4.20     ............................................................... 23
    4.21     No Misstatement or Omission.................................... 23
    4.22     Disclosure Schedules........................................... 23
    4.23     Intangible Personal Property................................... 24
    4.24     Employee Benefit Plans......................................... 25

5.  REPRESENTATIONS AND WARRANTIES OF NOBLE................................. 26
    5.1      Organization and Standing...................................... 26
    5.2      Corporate Action............................................... 26
    5.3      Fees and Commissions........................................... 27
    5.4      No Misstatement or Omission.................................... 27
    5.5      Authority of Skandalaris....................................... 27


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6.  CERTAIN UNDERSTANDINGS AND AGREEMENTS..................................  28
    6.1      Conduct of Monroe's Business..................................  28
    6.2      Advice of Adverse Change......................................  31
    6.3      Access........................................................  31
    6.4      Capital Stock.................................................  33
    6.5      Monroe Board Activity.........................................  33
    6.6      Effective Notice..............................................  33
    6.7      Stock Rights..................................................  33
    6.8      Mutual Purpose................................................  33
    6.9      Covenants Regarding Continuing Operations
             of Monroe.....................................................  34

7.  CONDITIONS TO SELLERS' OBLIGATIONS.....................................  38
    7.1      Performance by Noble..........................................  38
    7.2      Absence of Litigation.........................................  39
    7.3      Other Documents...............................................  39
    7.4      Opinion of Counsel............................................  39

8.  CONDITIONS TO NOBLE'S OBLIGATIONS......................................  40
    8.1      Performance by Monroe and Sellers.............................  40
    8.2      Resignations..................................................  40
    8.3      Opinion of Counsel............................................  41
    8.4      Absence of Litigation.........................................  41
    8.5      Casualty Loss.................................................  41
    8.6      Due Diligence.................................................  42
    8.7      Employment and Deferred Compensation
             Agreement.....................................................  42
    8.8      Other Documents...............................................  42
    8.9      338(h)(10) Election...........................................  43
    8.10     Consents......................................................  43

9.  INDEMNITIES............................................................  44
    9.1      By Sellers....................................................  44
    9.2      By Noble......................................................  45
    9.3      Survival......................................................  45
    9.4      Claims Procedure..............................................  46

10. TERMINATION............................................................  50

11. ASSIGNMENT.............................................................  50

12. MISCELLANEOUS..........................................................  50
    12.1     Amendment.....................................................  50
    12.2     Notices.......................................................  51
    12.3     Counterparts..................................................  52
    12.4     Construction..................................................  52
    12.5     Disclosure Schedules..........................................  53
    12.6     Announcements.................................................  53

    DOCUMENT EXHIBITS:
    A1-      Irrevocable Trust Promissory Note
    A2-      Reason Promissory Note

                                  ii

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         A3-      Guaranty of Robert J. Skandalaris
         B1-      Offer to Purchase Real Estate
         B2-      Land Contract
         B3-      Guaranty of Land Contract
         C -      Seller List
         D -      Employment and Deferred Compensation Agreement
         E -      Pledge Agreement

DISCLOSURE SCHEDULES
         4.3      Articles and Bylaws of Monroe
         4.4      Financial Statements
         4.11     Litigation and Investigations
         4.13     Employee Census
         4.14     Insurance Coverage
         4.15     Leases, Contracts and other Commitments
         4.19     Environmental Matters
         4.23     Intangible Personal Property
         4.24     Employee Benefit Plans

                            STOCK PURCHASE AGREEMENT


                  THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made effective as of this 1st day of January, 1996, by and among NOBLE INTERNATIONAL, LTD., a Michigan corporation ("Noble"), RICHARD J. REASON, INDIVIDUALLY AND AS TRUSTEE OF HIS REVOCABLE LIVING TRUST DATED APRIL 9, 1979 and THE RICHARD J. REASON IRREVOCABLE TRUST FOR THE BENEFIT OF VICTORIA ALDRICH AND PETER REASON DATED OCTOBER 12, 1992 (collectively referred to herein as the "Sellers"), who own all of the issued and outstanding stock of Monroe Engineering Products, Inc., and MONROE ENGINEERING PRODUCTS, INC., a Michigan corporation ("Monroe"), and ROBERT J. SKANDALARIS ("Skandalaris").

                  Noble desires to acquire and the Sellers desire to sell all of the issued and outstanding shares in Monroe pursuant to the terms and conditions of this Agreement (the "Sale") subject to the representations, warranties, covenants and conditions contained herein.

                  1.       SALE OF SHARES AND REAL ESTATE.

                  1.1 Terms of the Sale of Shares. Subject to the terms and conditions of this Agreement, Noble shall purchase and the Sellers shall sell all of the shares of Monroe owned by Sellers, pursuant to the following terms:
                           (a) At the Closing as hereinafter defined the Trustee
                  of the Richard J. Reason Irrevocable Trust for the Benefit of Victoria Aldrich and Peter Reason dated October 12, 1992 (the "Irrevocable Trust") shall endorse and deliver Certificate Number 11 representing 592 shares


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                  of Series A Non-Voting Stock in Monroe to Noble. The
                  consideration for the sale of the Irrevocable Trust's shares (the "Trust Consideration") shall be Two Million Two Hundred Thirty-One Thousand and 00/100 Dollars ($2,231,000.00) payable, subject to the terms and conditions of this Agreement, as follows:

                                    (i) (A) On or before April 30, 1996, Noble
                           shall pay to the Irrevocable Trust the sum of Five Hundred Seventy-Seven Thousand and 00/100 Dollars ($577,000.00), payable in cash in the form of a cashier's check or wire transfer;

                                            (B) On or before June 15, 1996,
                           Noble shall pay to the Irrevocable Trust the sum of Five Hundred Seventy-Seven Thousand and 00/100 Dollars ($577,000.00) ("June 15 Irrevocable Trust Payment"), payable in cash in the form of a cashier's check or wire transfer;

                                            (C) On or before December 23, 1996,
                           Noble shall pay to the Irrevocable Trust the sum of Fie Hundred Seventy-Seven Thousand and 00/100 Dollars ($577,000.00) ("December 23 Irrevocable Trust Payment"), payable in cash in the form of a cashier's check or wire transfer;

                                            (D) On or before April 30, 1997,
                           Noble shall pay to the Irrevocable Trust the sum of Five Hundred Thousand and 00/100 Dollars ($500,000.00)

                           ("1997 Payment"), payable in the form of a cashier's check or wire transfer;

                               (ii) The payments to be made to the Irrevocable
                           Trust pursuant to Section 1.1(a)(i) above shall be made pursuant to a Promissory Note ("Irrevocable Trust Note"), substantially in the form of Exhibit A-1 attached hereto, in the face amount of Two Million Two Hundred Thirty-One Thousand and 00/100 Dollars ($2,231,000.00);

                              (iii) The Irrevocable Trust Note shall be without
                           interest, provided however, in the event of default, which is not cured within the applicable cure period, the Irrevocable Trust Note shall bear interest at two percent (2%) above the prime rate of interest of Comerica Bank then in effect;

                              (iv) The Irrevocable Trust Note shall be secured
                           as follows:

                                            (A) The June 15 Irrevocable Trust
                           Payment shall be secured by the pledge of shares being acquired by Noble in Monroe;

                                            (B) The December 23 Irrevocable
                           Trust Payment shall be secured by a letter of credit from Comerica Bank (drawn under the Uniform Customs and Practices Act), in form and substance acceptable to the Irrevocable Trust;

                                            (C) The 1997 Payment shall be
                           secured by

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



                           the Personal Guaranty of Robert J. Skandalaris, in substantially the form of Exhibit A-3, attached hereto.

                           (b) At the Closing, as hereinafter defined, Richard
                  J. Reason, Individually and as Trustee of the Richard J. Reason Revocable Living Trust dated April 9, 1979, ("Reason") shall endorse and deliver Certificate Number 10 representing 944 shares of Series B Voting stock and Certificate Number 12 representing 314 shares of Series A Non-Voting stock in Monroe to Noble. The consideration for the sale of Reason's shares (the "Sale Consideration") shall be Four Million One Hundred Nineteen Thousand and 00/100 Dollars ($4,119,000.00), payable subject to the terms and conditions of this Agreement, as follows:
                                    (i) (A) On or before April 30, 1996, Noble
                           shall pay to Reason the sum of One Million Nine Hundred Twenty-Three Thousand and 00/100 Dollars ($1,923,000.00), payable in cash in the form of a cashier's check or wire transfer;

                                        (B) On or before June 15, 1996, Noble
                           shall pay to Reason the sum of One Million Nine Hundred Twenty-Three Thousand and 00/100 Dollars ($1,923,000.00) ("June 15 Reason Payment"), payable in cash in the form of a cashier's check or wire transfer;

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

                                        (C) On or before December 23, 1996,
                           Noble shall pay to Reason the sum of Two Hundred Seventy-Three Thousand and 00/100 Dollars ($273,000.00) ("December 23 Reason Payment"), payable in cash in the form of a cashier's check or wire transfer;

                               (ii) The payments to be made to Reason pursuant
                           to Section 1.1(b)(i) above shall be made pursuant to a promissory note (the "Reason Note"), substantially in the form of Exhibit A-2, attached hereto, in the face amount of Four Million One Hundred Nineteen Thousand and 00/100 Dollars ($4,119,000.00);

                              (iii) The Reason Note shall be without interest,
                           provided, however, in the event of a default, which is not cured within the cure period, the Reason Note shall bear interest at two (2%) percent above the prime rate of interest of Comerica Bank then in effect; and

                              (iv) The Reason Note shall be secured as follows:

                                            (A) The June 15 Reason Payment shall
                           be secured by the pledge of shares being acquired by Noble in Monroe;

                                            (B) The December 23 Reason Payment
                           shall be secured by the letter of credit from Comerica

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



                           Bank (drawn under the Uniform Customs and Practices
                           Act) ("Letter of Credit"), in form and substance acceptable to Reason, as described in Section 1.1(b)(iv)(B) above.

                           (c) (i) The pledge of shares shall automatically
                  terminate upon the Irrevocable Trust's receipt of the June 15 Irrevocable Trust Payment and Reason's receipt of the June 15 Reason payment.

                               (ii) The aforementioned Letter of Credit shall
                           also secure the payment of a certain Bonus to Reason pursuant to the Employment and Deferred Compensation Agreement which is described in Section 3.4 of this Agreement.

                           (d) For purposes of this Agreement, the Irrevocable
                  Trust Note and the Reason Note are sometimes collectively referred to as "Notes."

                  1.2 Terms of Sale of Real Estate. In addition to the purchase of shares of Monroe by Noble, Monroe shall acquire the real property owned by Reason and presently utilized by Monroe, commonly known as 8643 M-119, and located in the Township of Little Traverse, County of Emmet, State of Michigan (the "Property") pursuant to an Offer to Purchase Real Estate in substantially the form of the Offer to Purchase Real Estate attached hereto as Exhibit B-1 and containing the following terms:

                           (a) Monroe is purchasing the Property from Reason "as
                  is";

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                           (b) On or before April 30, 1996 ("Land Contract
                  Closing Date"), Reason, as the Land Contract Vendor, and Monroe, as the Land Contract Vendee, shall execute a Land Contract in the amount of Five Hundred Thousand and 00/100 ($500,000.00) Dollars, for a two (2) year term, substantially in the form of the Land Contract attached hereto as Exhibit B-2 (the "Land Contract");

                           (c) All prorations shall be on a "due date" basis
                  made on the Land Contract Closing Date and Reason shall provide an Owners Policy of title insurance from Northern Title Company in the face amount of Two Hundred Thousand and 00/100 ($200,000.00) Dollars, the title policy may contain only the standard exceptions and be on the standard form];

                           (d) At the Land Contract Closing Date, Reason shall
                  execute a Warranty Deed for the property to be held in escrow by Stone, Biber & O'Toole, P.C. pursuant to the terms of the Land Contract.

                           (e) At the Land Contract Closing Date, Robert J.
                  Skandalaris ("Skandalaris"), a shareholder, director and the Treasurer of Noble, shall execute a Guaranty of the Land Contract in substantially the form of the Guaranty of Land Contract attached hereto as Exhibit B-3.

                  1.3 Distribution to Sellers. Monroe and/or Noble acknowledge that there will be a distribution to Sellers, in the amount of One Million One Hundred Twenty-Four Thousand One Hundred

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Six and 70/100 Dollars ($1,124,106.70) ("Sum"), subsequent to the date of this
Agreement. This Sum represents the total accrued Subchapter "S" Distribution to which Sellers were entitled from 1995.

                  2. CLOSING AND CLOSING DATE

                  The closing of the transactions contemplated by this Agreement ("Closing") shall take place at 10:00 a.m., local time, on January 2, 1996 ("Closing Date") at the offices of Stone, Biber & O'Toole, P.C., 2701 Troy Center Drive, Suite 400, Troy, Michigan 48084, or at such other time, place and date as shall be mutually agreed on by Noble and the Sellers. At the Closing, the parties shall deliver to each other the certificates, opinions, undertakings and other documents required by this Agreement.

                  3. INDIVIDUAL REPRESENTATIONS AND WARRANTIES OF SELLERS. Each Seller represents and warrants to Noble as follows:

                  3.1 Authority. He or it has full power and authority to execute this Agreement and consummate the transactions contemplated hereby, and this Agreement is binding upon such Seller and is enforceable in accordance with its terms. The execution and delivery of this Agreement, consummation of the transactions contemplated hereby and compliance with the terms of this Agreement do not and will not conflict with the terms of any agreement or other instrument to which such Seller is a party or by which such Seller or any of his or its property is bound, and to such Seller's knowledge, do not and will not conflict with any existing applicable law, rule, regulation, judgment, order or decree of any

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government, governmental instrumentality or court, domestic or foreign, having jurisdiction over such Seller, or any of his or its property.

                  3.2 Title. Each Seller has good and marketable title to all of the shares of Monroe Common Stock ("Monroe Common Stock") listed on Exhibit C as owned by such Seller, free and clear of all liens (including tax liens), forfeitures, pledges, penalties, charges, encumbrances, buy-sell agreements, rights of first refusal, equities or claims or rights of others whatsoever. Collectively, the Monroe Common Stock owned by such Sellers is all of the outstanding capital stock of Monroe and has been validly issued, is fully paid and is nonassessable.

                  3.3 Shareholder Meeting. Each of the Sellers will use his or its best efforts to complete the transactions contemplated by this Agreement and will cause all of the shares of Monroe capital stock controlled by such Sellers to be voted in favor of the transactions contemplated by this Agreement at any meeting of the shareholders of Monroe in which such matter is presented or execute a consent resolution to the extent such matter is presented to the shareholders of Monroe in such manner.

                  3.4 Employment and Deferred Compensation Agreement. Reason will enter into an employment and deferred compensation agreement with Monroe substantially in the form of Exhibit D attached hereto.

                  4. JOINT REPRESENTATIONS AND WARRANTIES OF MONROE AND REASON. Monroe and Reason, jointly and severally, represent, warrant, and covenant to Noble that, except to the extent as may be set forth in a written disclosure schedule attached hereto ("Disclosure Schedule"), each of the following statements is true and correct as of the date of this Agreement and as of the Closing Date:

                  4.1 Organization and Standing. Monroe is a corporation duly organized, validly existing and in good standing under the laws of the state of Michigan. Monroe has all requisite corporate power and authority and all licenses, franchises, permits and authorizations to own and lease its properties and assets and to carry on its business as and where presently conducted.

                  4.2 Authorized Capital. The authorized capital stock of Monroe consists entirely of 2,400 shares of Series A Non-Voting Common and 2,600 shares of Series B Voting Common, of which 906 shares of Series A Non-Voting Common and 944 shares of Series B Voting Common have been issued and are outstanding, and no shares of either series are held in Monroe's treasury. All of the outstanding shares of Monroe capital stock have been validly issued, are fully paid and nonassessable. There are no outstanding subscriptions, options, convertible securities or other agreements or commitments relating to the capital stock of Monroe. Set forth on Exhibit C is a complete and accurate list of the Monroe Common Stock owned by each Seller and their respective stock certificate numbers related thereto (the "Seller List"). Sellers shall cause Monroe to provide Noble with an amended Seller List whenever there are any additions, deletions or other changes prior to the Closing Date to the original list set forth on Exhibit C.

                  4.3 Corporate Action. Disclosure Schedule 4.3 attached hereto consists of copies of Monroe's Articles of Incorporation as amended and Monroe's Bylaws. Neither the execution and delivery of this Agreement by Sellers, nor compliance with its terms, will result in the breach or violation of the Articles of Incorporation or Bylaws of Monroe, or of any agreement, indenture, mortgage, lease or other obligation or instrument, or any judgment, order or decree or result in the acceleration of or requirement to prepay any indebtedness of Monroe for borrowed money or otherwise pursuant to undertakings to which Monroe is a party or to which Monroe or any of the Monroe Assets, as defined below, may otherwise be bound. To the best of Reason and Monroe's actual knowledge without inquiry, the Corporation has been operated by Reason legally and in compliance with all conditions and requirements of all applicable zoning laws, federal, state and local statutes, ordinances, rules, regulations, permits, policies guidelines, orders, franchises, authorizations and consents.

                  4.4 Financial Statement; Liabilities. Disclosure Schedule 4.4 attached hereto consists of copies of Monroe's audited Financial Statements as at and for the year ended December 31, 1995, with the report thereon of Janz and Knight, certified public accountants (the "Financial Statements"). The Financial Statements (i) have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with preceding

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years, (ii) fairly present the financial position of Monroe, and the results of operations as at and for the periods then ended, and (iii) disclose all liabilities and obligations of Monroe as of the date of the balance sheet contained therein, as required by generally accepted accounting principles. Sellers shall provide copies of any other financial reports or statements whether audited or unaudited for periods subsequent to those set forth in the Financial Statements when and as such reports or statements are prepared. Such additional statements and reports shall be considered a part of the Financial Statements.

                  The December 31, 1995 balance sheet of Monroe reflects all of the assets and properties, real and personal, used by Monroe in its business or otherwise held by Monroe, except for (i) assets acquired or disposed of in the ordinary course of business since December 31, 1995; and (ii) assets not required under generally accepted accounting principles to be reflected thereon (collectively, the "Monroe Assets").

                  4.5 Title to Monroe Assets. Except as specifically set forth in the Financial Statements, Monroe owns, free and clear of all liens and encumbrances, the Monroe Assets, including, without limitation, licenses, equipment, trade fixtures, lease rights, leasehold improvements and inventory, free and clear of any mortgage, pledge, lien, conditional sale agreement, encumbrance, restriction or charge of any kind. Reason owns free and clear of all liens and encumbrances the Property subject to the Offer to Purchase attached hereto as Exhibit D, including, without limitation, licenses, equipment, trade fixtures, lease rights, and leasehold improvements, free and clear of any mortgage, pledge, lien, conditional sale agreement, encumbrance, restriction or charge of any kind.

                  4.6 Condition of Assets. All buildings, equipment, machinery, vehicles, furniture, fixtures and leasehold improvements, including those in which Monroe has a leasehold interest, owned or used by Monroe in its business and which are material to the operation thereof are now and on the Closing Date will be (a) in Monroe or Reason's, as the case may be, possession and (b) in good, useable condition and repair, ordinary wear and tear excepted.

                  4.7 Inventories. The inventories of Monroe (whether finished, work in process or raw materials) shown on the Financial Statements or thereafter acquired are all items of a quality usable or saleable in the ordinary and usual course of Monroe's business, and are merchantable and fit for the particular purpose for which they are intended; except for inventory items which are obsolete or not usable or saleable in the ordinary course of business which have been written down or adequate reserves or allowances therefor have been provided as shown in the Financial Statements. The values at which inventories are carried reflect the inventory valuation policy of Monroe which is consistent with generally accepted accounting principles applied on a consistent basis.

                  4.8 Accounts Receivable. All of the accounts receivable of Monroe shown on its Financial Statements or thereafter acquired

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arose and are collectible in the ordinary and usual course of business of
Monroe, except that accounts receivable, the collection of which are doubtful or which are subject to a defense or set-off, have been written down to an amount not in excess of realizable market value or adequate reserves or allowances thereof have been provided. The values at which accounts receivable are carried reflect the accounts receivable policy of Monroe, which is consistent with Monroe's past practices and is in accordance with generally accepted accounting principles applied on a consistent basis.

                  4.9 Accounts Payable. The accounts and notes payable and accrued expenses reflected in the balance sheets constituting a part of the Financial Statements, and the accounts and notes payable and accrued expenses incurred by Monroe subsequent to the date thereof, are, in their entirety, valid claims that arose in the ordinary course of business. Since December 31, 1995 the accounts and notes payable and accrued expenses of Monroe have been maintained on a current basis, and Monroe will pay its accounts and notes payable on a current basis through the date of the Closing.

                  4.10 Products. All products heretofore sold by Monroe and all inventories of Monroe were manufactured or developed in good and workmanlike fashion. There have been no warranty or product liability claims made against Monroe, and Monroe has not incurred warranty costs, which individually exceed One Thousand Dollars ($1,000.00), whether or not covered by insurance, and, to the best knowledge of Sellers, there are no facts which give rise to any such claims. As used herein, "Warranty Costs" shall mean the costs and expenses of servicing, repairing and/or replacing, or allowances for service, repair or replacement, of defective or allegedly defective or improperly selected or worn products or parts or components thereof manufactured or sold by Monroe, together with such legal liability, if any, as may exist in connection with sales of products, whether such costs and expenses relate to or arise out of claims or causes of action which assert causes sounding in tort, contract or warranty, or any combination of the foregoing. To the knowledge of Reason and Monroe, there are no defects in the design or construction or manufacture of the products currently sold by Monroe in the conduct of its business which would adversely affect the performance and quality of such products.

                  4.11 Litigation and Investigations. Except as disclosed in Disclosure Schedule 4.11 attached hereto, there are no actions, suits, proceedings or investigations pending (or, if filed, then served) or, to the knowledge of Reason and Monroe threatened against Monroe or with respect to any current or former assets, business or properties of Monroe, nor are there any judgments, decrees, orders, rulings, writs or injunctions specifically referring to Monroe (either by reason of adherence or default) may have, individually or in the aggregate, a material adverse affect on the business, properties, assets or financial condition of Monroe, taken as a whole, or relate in any respect to the transactions contemplated by this Agreement. Neither Reason or

Monroe has actual knowledge of any other facts or circumstances which may result in any future civil, administrative or criminal proceedings against Monroe.

                  4.12 Taxes. All tax returns including without limitation, income, sales, single business, payroll, withholding and personal property tax returns required to be filed by Monroe on or prior to the Closing Date with the United States or any state or any other governmental agency or authority have been duly prepared and filed and were true, correct and complete. All such taxes due by reason of the operations conducted by Monroe or the Sellers prior to the Closing Date have been paid by Monroe or Sellers. Except as otherwise disclosed on Disclosure Schedule 4.11, Reason has no knowledge of any pending examination or proceeding by any authority or agency relating to the assessment or collection of any such taxes, interest or penalties thereon, nor does Reason know of any basis for any such assessment.

                  4.13 Labor Relation. Monroe is not a party to any collective bargaining agreement or other contract or understanding with any labor or employees' union, and there are no disputes, claims or grievances involving employees of Monroe or by others concerning employment with Monroe threatened, pending against or otherwise affecting Monroe. Monroe is not a party to any pending unfair labor practice charge nor does there exist any facts which would provide a basis for the filing of such a charge. Disclosure Schedule 4.13 attached hereto contains a list of all of the employees of Monroe, together with a statement of the current annual or weekly compensation thereof and any bonus or other benefits payable thereto.

                  4.14 Insurance Coverage. Monroe presently maintains liability, casualty, property loss and other insurance coverage upon its properties and with respect to the conduct of its business. Disclosure Schedule 4.14 attached hereto sets forth a complete and correct list of: (i) all insurance policies maintained by Monroe, identifying the insurance company, type of coverage and annual premium for each, along with true and complete copies of the actual policy or policies, and (ii) three years of loss experience history. Such policies are in full force and effect, and all premiums due thereon prior to or on the Closing Date have been paid or accrued. Monroe has complied in all respects with the provisions of such policies.

                  4.15 Leases, Contracts and Other Commitments. Disclosure
Schedule 4.15 attached hereto lists and contains true and complete copies of the following contracts and commitments of Monroe that are in effect as of the date this Agreement is executed and that will remain in effect on the Closing Date:

                           (a) all lease agreements, as amended, pertaining to
the business of Monroe including the execution date and all of the parties with respect to each lease and the location of the property relating to each lease;

                           (b) all material contracts or commitments for the
performance or receipt of services or for the purchase, sale, lease, license, use or acquisition of real or personal property of any kind or character, except for (i) purchase orders for inventory which are in the ordinary course of Monroe's business as customarily conducted, (ii) other purchase orders for furniture, fixtures or equipment which, in the aggregate, involve less than $25,000 and (iii) contracts terminable at will by Monroe upon thirty (30) days notice;

                           (c) all written employment contracts and consulting
agreements;

                           (d) all written agreements with sales agents,
purchasing agents, distributors, dealers and representatives;

                           (e) all other leases and subleases of any property,
real or personal, with respect to which Monroe is either lessor or lessee;

                           (f) all loan or credit agreements and any agreements
of guarantee, indemnity or suretyship; and

                           (g) any other agreement which is material to the
operation of Monroe's business. Monroe is not in material default under any and all contracts and other commitments to which it is a party or by which it is bound, which would have a material adverse effect upon the financial condition of Monroe.

                  4.16 Business Restrictions. Monroe is not restricted from conducting its business in any location by agreement or court decree. Monroe does not have any problem in obtaining in a timely manner and at market prices any and all materials, supplies and equipment used in its business, and Sellers have no reason to believe that Monroe's business may, as a result of the transactions contemplated by this Agreement or otherwise, have problems with respect to the availability of such materials, supplies and equipment. Monroe does not have any obligation outside of the ordinary course of business to accept any returns from or make allowances to any customers with respect to its business. Monroe has not granted any power of attorney (revocable or irrevocable) with respect to its business to any person, firm or corporation for any purpose whatsoever.

                  4.17 No Material Adverse Change. Since December 31, 1995, there has been no material adverse change in the business, operations, prospects, properties or financial condition of Monroe, or any circumstance which, by reason of passage of time or otherwise, may reasonably be expected to result in any such material adverse change. Since December 31, 1995, Monroe has not:

                           (a) sold, transferred or canceled any lease, license,
patent, trademark, trade name or other intangible asset, or canceled any receivables, debts or claims, which has resulted in a material adverse change to Monroe;

                           (b) loaned or borrowed any money or mortgaged,
pledged or subjected to any lien, charge or other encumbrance in favor of any other party any of its assets, tangible or intangible;

                           (c) incurred or agreed to incur any liabilities or
obligations under leases or other commitments that have had or will have a material adverse effect on Monroe's business, assets or financial condition;

                           (d) except to the extent disclosed on the Financial

Statements and as allowed under Section 1.3, paid any bonuses to, or increased or provided for any increase in the compensation (contingent or otherwise) of any officer, director or key employee, or in the pension, profit sharing, deferred compensation, insurance, medical or similar benefits paid or payable to or for any such officer or employee;

                           (e) suffered any labor trouble or any damage,
destruction or loss (whether or not covered by insurance) which in either case may hereafter have a material adverse effect on its business, assets, financial condition or earnings; or

                           (f) except to the extent disclosed on the Financial
Statements and as allowed under Section 1.3, paid any dividend or made any distribution as such to Sellers.

                  4.18 Fees and Commission. Neither Monroe nor any Seller has agreed to pay or become liable to pay any broker's, finder's or originator's fees or commission by reason of services alleged to have been rendered for or at the instance of any Seller in connection with this Agreement and the transactions contemplated hereby.

                  4.19 Environmental Matters. Except as disclosed in Disclosure
Schedule 4.19 attached hereto:

                           (a) To the best of the knowledge and without inquiry
of Reason and Monroe, their properties are currently in compliance with all federal or state hazardous waste laws;

                           (b) All underground storage tanks or containers of
any nature located on the properties of Monroe or Reason or located on such properties and subsequently removed or filled are shown on Disclosure
Schedule 4.19;

                           (c) To the best of the knowledge without inquiry of
Reason and Monroe, there are no polychlorinated biphenyls (PCBs) located upon or in the properties of Monroe or Reason, including but not limited to any electrical transformers, flares and light fixtures with bomb blasts, cooling oils, or any other similar equipment or device of any nature;

                           (d) To the best of the knowledge without inquiry of
Reason and Monroe, there are no conditions likely to exist in the foreseeable future which would require or are likely to require clean up, removal, remedial action, or other responsive action pursuant to any federal, state or local environmental laws by Sellers or Monroe, or which would subject Noble or Monroe to damages, penalties, injunctive relief or clean up costs under any such environmental laws;

                           (e) To the best of the knowledge without inquiry of
Reason and Monroe, no permits, licenses or approvals are required under any federal, state or local environmental laws relative to the properties of Monroe or Reason;

                           (f) The properties of Monroe and Reason are not
subject to any judgment, decrees, order or citation which relates to or arises out of a violation of any federal, state or local environmental laws, or that requires Monroe or Reason to clean up, remove or take remedial action or other responsive action pursuant to any federal, state or local environmental laws;

                           (g) Neither Monroe nor Reason are currently a party
to any litigation or administrative proceeding by a private party, governmental body or agency, which asserts that Monroe has violated or is violating any federal, state or local environmental law, or which asserts that Monroe or Reason is required to clean up, remove, take remedial action or other responsive action pursuant to any federal, state or local environmental law;

                           (h) Reason has no actual knowledge of any litigation
or administrative proceedings threatened against Monroe or Reason, by any private party, governmental body or agency which asserts that any of them have violated or is violating any federal, state, or local environmental law, or which asserts that any of them is required to clean up, remove, take remedial action or other responsive action pursuant to any federal, state or local environmental law;

                           (i) There are not now, nor, to the best of the actual
knowledge of Reason and Monroe, has there ever been any substances classified as hazardous, or toxic under any federal, state or local environmental law, stored, deposited, treated, recycled or disposed of on, under, or at the properties of Monroe and Reason; and

                           (j) For the purpose of this Agreement and all related
documentation, the term "federal or state hazardous waste laws" shall mean all federal and state laws including statutes, regulations, rules and other governmental restrictions and requirements, relating to environmental pollution, contamination or other impairment of any nature, any hazardous or other toxic substances of any nature, whether liquid, solid and/or gaseous, including smoke, vapor, fumes, soot, acids, alkalis, chemical, wastes, by-products, and recycled materials. These Environmental Laws shall include but not be limited to the Federal Solid Waste Disposal Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Comprehensive Environmental Responsibility Cleanup and Liability Act of 1980, regulations of the Environmental Protection Agency, regulations of the Nuclear Regulatory Agency, regulations of any state department of natural resources or state environmental protection agency now or at any time hereafter in effect and local health department ordinances.

                  4.20     [Reserved]

                  4.21 No Misstatement or Omission. No representation or warranty by any Seller or by Sellers jointly and severally in this Agreement, and no Exhibit, Disclosure Schedule or certificate furnished or to be furnished by Sellers pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading. Any fact disclosed to Noble on any Disclosure Schedule hereto shall be deemed to be disclosed for purposes of all other Disclosure Schedules hereto.

                  4.22 Disclosure Schedules. Sellers will supplement each Disclosure Schedule as required to reflect changes or additions to the information contained therein and required to be disclosed to Noble hereunder immediately upon the occurrence of such changes or additions. Further, the parties hereto agree that Sellers shall have until March 30, 1996 in order to finalize all of the Disclosure Schedules.

                  4.23 Intangible Personal Property. Disclosure Schedule 4.23 attached hereto lists a description of the material items of intangible personal property owned by, or used in the business of, Monroe, including, but not limited to: (i) all patents, patent applications, registered tradenames, registered trademarks, registered service marks, copyright registrations, all applications for any of the foregoing, and any other tradenames, trademarks, or service marks currently used in the business of Monroe; and (ii) a true and correct list of all licenses or similar agreements to which Monroe is a party either as a licensee or licensor of any such intangible personal property (the intangible personal property described in (i) and (ii) being referred to herein, collectively, as the "Patent and Trademark Rights"). Except as disclosed in Disclosure Schedule 4.23:

                           (a) Monroe is the owner of all right, title and
interest in and to each such registered Patent and Trademark Rights, free and clear of all Encumbrances;

                           (b) No officer, director or stockholder, or, to
Reason's or Monroe's knowledge, stockholder or employee of Monroe, nor, to Reason's or Monroe's knowledge, any spouse, child or other relative or affiliate thereof, owns directly or indirectly, in whole or in part, any of the Patent and Trademark Rights;

                           (c) No actions or other judicial or adversary
proceedings nor any adverse claims concerning any of the Patent and Trademark Rights have been initiated or made or, to Reason's or Monroe's knowledge, threatened;

                           (d) Monroe has the right and authority to use the
Patent and Trademark Rights in connection with the conduct of its business in the manner presently conducted;

                           (e) There are no outstanding, nor, to Reason's actual
knowledge, any threatened, disputes or other disagreements with respect to any licenses or similar agreements or arrangements described in Disclosure Schedule 4.23; and

                           (f) Monroe has not received notice that the conduct
of the business of Monroe as now conducted conflicts with any patents, trademarks, tradenames or service marks or copyrights of others in any way which, individually or in the aggregate, would have a material adverse effect.

                  4.24 Employee Benefit Plans.

                           (a) Disclosure Schedule 4.24 contains a list of all
employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA") and other retirement, profit-sharing, deferred compensation, severance, bonus, stock option, stock purchase and employee benefit plans and arrangements (individually, a "Plan," and, collectively, the "Plans") which Monroe or any other trade or business under common control with Monroe [within the meaning of Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the "Code")] sponsors, maintains or contributes to, setting forth the names and addresses of the Plans' administrators, their trustees and related trust agreements and insurance contracts (including all amendments and supplements thereto).

                           (b) Except as described in Disclosure Schedule 4.24
neither Monroe nor any other trade or business under common control with Monroe [within the meaning of Sections 414(b), (c), (m) or (o) of the Code] sponsors, maintains or contributes to an Plan that provides retiree medical or retiree life insurance coverage to former employees of Monroe.

                  5. REPRESENTATIONS AND WARRANTIES OF NOBLE. Noble represents, warrants and covenants to Monroe and Sellers as follows and Skandalaris represents, warrants and covenants to Monroe and Sellers as it relates to
Section 5.5 as follows:

                  5.1 Organization and Standing. Noble is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan.

                  5.2 Corporate Action. Noble has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby, and all corporate proceedings required to be taken by or on its part to authorize the execution, delivery and performance of this Agreement have been duly and properly taken. The execution and delivery of this Agreement by Noble and compliance by it with its terms, will not result in any breach or violation of its Articles of Incorporation or Bylaws, or of any agreement, instrument, judgment or decree to which Noble is a party or may otherwise be subject.

                  5.3 Fees and Commissions. Except for a fee which may be due to River Capital, Inc. which Noble agrees to pay, Noble has not agreed to pay or become liable to pay any broker's, finder's or originator's fees or commission by reason of services alleged to have been rendered in connection with this Agreement and the transactions contemplated hereby.

                  5.4 No Misstatement or Omission. No representation or warranty by Noble in this Agreement, and no Exhibit, Disclosure Schedule or certificate furnished or to be furnished by Noble pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading.

                  5.5 Authority of Skandalaris. Skandalaris has full power and authority to execute this Agreement and consummate the transactions contemplated hereby applicable to Skandalaris, and this Agreement is binding upon Skandalaris and as it relates to Skandalaris, is enforceable in accordance with its terms. The execution and delivery of this Agreement, consummation of the transactions contemplated hereby and compliance with the terms of this Agreement applicable to Skandalaris do not and will not conflict with the terms of any agreement or other instrument to which Skandalaris is a party or by which Skandalaris or any of his property is bound, and to Skandalaris's knowledge, do not and will not conflict with any existing applicable law, rule, regulation, judgment, order or decree of any government, governmental instrumentality or court, domestic or foreign, having jurisdiction over Skandalaris, or any of his property.

                  6. CERTAIN UNDERSTANDINGS AND AGREEMENTS.

                  6.1 Conduct of Monroe's Business. From and after the date hereof and until the Closing Date, Sellers shall cause Monroe to use all reasonable efforts to conduct its business in substantially the same manner as heretofore conducted and maintain its business organizations intact, retain its present employees and preserve the confidence of its suppliers, representatives and customers. From and after the date hereof, Sellers shall cause Monroe to not, without the prior written consent of Noble:

                                    (i) enter into any contract of employment
                           with any person providing for annual compensation in excess of $20,000.00 (other than employees paid on an hourly basis), or grant any increase in the rate of pay, salaries, or other compensation of any of its officers, directors or employees, or grant any increase in the other benefits to which such officers and employees are presently entitled, or grant or pay any bonus to any of such officers or employees except for salary increases or bonuses to employees other than directors or officers not in excess of 5% of their present base level of compensation;

                               (ii) amend or modify any employee benefit plan in
                           any manner whatsoever, including any change that would affect the assets, liabilities or benefits under the plans;

                              (iii) except as provided in Section 1.3, declare,
                           set aside or pay any dividend or make any distribution, in respect of its common stock, or authorize, effect, recommend or propose to the shareholders of Monroe, any merger, consolidation, acquisition of assets, disposition of assets, change in capitalization or any comparable event (other than the transactions contemplated in this Agreement) or any amendment to the Articles of Incorporation or Bylaws of Monroe as in effect on the date hereof;

                               (iv) incur any capital expenditures in excess of
                           $10,000.00 in the aggregate or enter into any contracts or commitments for such capital expenditures; or execute any lease for realty or personalty, except for renewal of current leases;

                               (v) increase the percentage or rate of
                           commissions or other payments made to sales agents, distributors, dealers and representatives; (vi) borrow any money from any party or make any loans to or borrowings from the shareholders of Monroe;

                               (vii) sell, mortgage, encumber or lease (as
                           lessor or lessee) any properties or assets, except for sales of inventory in the ordinary course and renewals of current leases;

                               (viii) fail to maintain such liability, casualty,
                           property loss and other such insurance coverage upon its properties and with respect to the conduct of its business, in such amounts, with such insurance carriers and to such extent and covering such risks as are maintained on the date hereof;

                               (ix) fail to maintain insurance covering all its
                           assets and properties which are material to its business, fail to collect all insurance proceeds related to a casualty loss, or fail to maintain its books of account and records in the usual and regular manner and in accordance with principles and practices consistent with prior years;

                               (x) fail to pay and perform in its ordinary
                           course any and all liabilities and obligations as the same mature and become due, or cause or permit any default by Monroe to exist or occur or any penalties to be imposed as a consequence thereof under any of its material contracts or commitments;

                               (xi) suffer or permit any default by Monroe or
                           any event which, with the passage of time or the giving of notice, or both, may become a default by Monroe under any material contract, agreement or understanding; or

                               (xii) take any action or omit to take any action
                           which will affect the accuracy, on and as of the Closing Date, of the representations and warranties contained herein.

                  6.2 Advice of Adverse Change. From and after the execution of this Agreement until the Closing Date, Sellers will promptly notify Noble in writing of any event which is likely to result in any adverse change in the business, prospects, assets or financial condition or any adverse change in the earnings of Monroe, and any other event that would, with the passage of time or otherwise, impair or otherwise affect the accuracy of any of the representations and warranties contained herein on and as of the Closing Date.

                  6.3 Access.

                           (a) From and after the date hereof, Monroe will
permit Noble's authorized officers, employees, attorneys, accountants and other representatives to have reasonable access to the property, records and documents of Monroe, including, but not limited to, the corporate financial records, papers, tax returns, properties and facilities of Monroe, and discuss the business and financial affairs and prospects of Monroe with such third persons, including, but not limited to the directors, officers, employees, attorneys and accountants of Monroe, as Noble considers necessary or appropriate for all relevant purposes of investigation, analysis, and legal or regulatory approvals as deemed necessary by Noble or its advisors.

                           (b) Upon termination of this Agreement, the rights of
access provided in the immediately preceding paragraph will terminate and Noble agrees that, upon request by Monroe, it will return or destroy all copies of all documentary information received from Monroe and all documents prepared by them (or their representatives) which disclose such information.

                           (c) It is expected that, in connection with the
proposed transaction, Monroe will furnish Noble with confidential information concerning the business and financial condition of Monroe. Noble and its affiliates will use its best efforts to keep confidential all such information. Upon termination of this Agreement, Noble will maintain and will cause its officers, employees, attorneys, accountants and other representatives to maintain the confidentiality of such information for three (3) years from the date of such termination and will not use such information for any purpose; provided, that nothing herein will prevent the disclosure or use of any information that (i) is required to be disclosed pursuant to the order of a court of competent jurisdiction, or in the defense of Noble in any litigation to which it may be a party; (ii) was already in Noble's possession prior to its disclosure by Monroe; (iii) was generally known to the public; (iv) became known to the public through no fault of Noble; or (v) was disclosed to the party receiving the information by a third party not bound by an obligation of confidentiality.

                  6.4 Capital Stock. Monroe shall not, without Noble's prior written consent, amend its Articles of Incorporation or Bylaws; make any change in its authorized, issued or outstanding capital stock or other equity security; or enter into any agreement, call or commitment which would obligate Monroe to issue, sell, pledge, purchase or acquire any of its capital stock or change the number of outstanding shares thereof.

                  6.5 Monroe Board Activity. The Board of Directors of Monroe have approved the execution of this Agreement by Monroe.

                  6.6 Effective Notice. The availability and actual delivery of information about Monroe or Noble shall not affect the representations, warranties or covenants set forth in this Agreement, unless specifically provided for herein.

                  6.7 Stock Rights. Monroe has not granted any stock options, stock appreciation rights, stock split or stock dividend agreements to any party and will not make any such agreements prior to the Closing Date.

                  6.8 Mutual Purpose. No party hereto shall do anything which would impair, impede or be detrimental to the consummation of the transaction contemplated in this Agreement, except to the extent required by law or by the fiduciary duties of the Monroe or Noble Board of Directors to their shareholders. The officers or directors of Monroe following execution hereof, shall not solicit, encourage or authorize any person to solicit, directly or indirectly, inquiries, discussions or proposals for, or enter into any discussions or agreements with any other person relating to, a merger, consolidation, tender offer, acquisition or similar transaction concerning the assets or securities of Monroe, or furnish or cause to be furnished to any person, other than the other party, any non-public information to be used by such person or any other person for the purpose of evaluating or determining whether to make or pursue any such inquiries, discussions or proposals, except to the extent required by law or by fiduciary obligations. Monroe will notify Noble immediately of the details of any interest from any person with respect to the foregoing of which they become aware.

                  6.9 Covenants Regarding Continuing Operations of Monroe. After the Closing, and so long as any portion of the principal or default interest of the Notes remains unpaid, Monroe, shall comply with the following, unless otherwise consented to in writing by Reason:

                  (a) Financial Statements required to be given to Comerica Bank, as senior lender, or any substitute senior lender, shall be given to Reason within five (5) days after they are received or available to Monroe.

                  (b) Monroe shall not declare and/or issue any dividends, nor distribute cash (other than as required under Section 1.3) or any other property in respect of any of its stock.

                  (c) Monroe shall not establish any new employee benefit plans, including but not limited to, any pension, profit sharing, stock ownership or deferred compensation plan which requires Monroe to fund the same; nor shall it amend any such existing plan or arrangement if it causes Monroe's funding obligations with respect thereto to increase, unless such amendment shall be required to comply with any law governing the administration and/or qualification of such plan or arrangement or to terminate same.

                  (d) Monroe shall use its best efforts to preserve and keep in full force and effect all licenses and permits necessary to the proper conduct of its business.

                  (e) Monroe shall maintain insurance coverage by financially sound and reputable insurers in such forms and amounts and against such risks as are customary for corporations engaged in the same or similar business and owning and operating similar properties.

                  (f) Monroe and/or Noble shall promptly pay and discharge all taxes, assessments and other charges or levies imposed upon Monroe or the Property or upon or in respect of all or any part of the properties or business of Monroe or the Property, provided, however, that Monroe and/or Noble may in good faith contest any such taxes, assessments and other charges and levies and, in the event of any such contest, may permit such taxes, assessments, charges and levies to remain unpaid during the period of such contest and any appeal therefrom.

                  (g) Monroe shall promptly comply with all laws, ordinances or governmental rules and regulations to which it is subject, the violation of which would materially and adversely affect the properties and business prospects, profits or financial condition of Monroe or which would result in any lien or charge upon any property of Monroe, except for those which the Company is not in compliance with prior to the Closing Date but as to which it will use its best efforts to comply with.

                  (h) Monroe and/or Noble shall maintain, preserve and keep its properties which are used or useful in the conduct of its business (whether owned in fee or a leasehold interest) in good repair and working order subject to reasonable wear and tear and from time to time will make all reasonably necessary repairs, replacements, renewals and additions consistent with Monroe's business plan.

                  (i) Except for purchase money security interests and the interest of Comerica Bank, as senior lender, or any substitute senior lender, Monroe and/or Noble shall not create or incur or suffer to be incurred or to exist any mortgage, pledge, security interest, encumbrance, lien or charge of any kind on its property or assets whether now owned or hereafter acquired, or upon any income, profits or other proceeds therefrom which would have a material adverse effect upon the properties and business prospects, profits or financial condition of Monroe.

                  (j) Monroe shall not enter into or be a party to any transaction with any affiliate of Noble except in the ordinary course of and pursuant to the reasonable requirements of its business and upon fair and reasonable terms that are no less favorable to Monroe than would obtain in a comparable arm's length transaction with a person not an affiliate of Noble. "Affiliate" means a shareholder or a director of Monroe or Noble, or a member of a shareholder in Noble's immediate family, a company controlled by Monroe or Noble, a company that controls Monroe or Noble or a company under common control with Monroe or Noble.

                  (k) Monroe shall keep proper books of records and accounts, in which full and correct entries will be made of all dealings or transactions of or in relation to the business and affairs of Monroe, in accordance with generally accepted accounting principles consistently maintained and applied. Monroe shall provide Reason with any data or information relating to Monroe and its business with reasonable promptness, if such data or other information is related to the full and timely payment required under the Notes, and Monroe shall permit Reason to visit and inspect, under Monroe's guidance and at reasonable hours, any of the properties of Monroe, to examine all of its books of account, records, reports and other papers, and to make copies and extracts therefrom and to discuss its respective affairs, finances and accounts with Monroe's officers, employees and accountants. By this provision, Monroe and Noble authorize their officers, employees and accountants to discuss the finances and affairs of Monroe with Reason.

                  In the event that Monroe and/or Noble fail to comply with any of the foregoing provisions of this Section 6.9 and such failure continues for a period of five (5) days after receipt of a written notice from Reason of such failure, such failure shall constitute a default, and one of Reason's remedies shall be the right to immediately seek an injunction to enforce such provisions, in addition to all other rights Reason may have at law or equity. The parties recognize that a default by Monroe and/or Noble will cause Reason irreparable damage for which money damages are not adequate.

                  7. CONDITIONS TO SELLERS' OBLIGATIONS. The obligation of the Sellers to complete on the Closing Date the consummation of the sale as contemplated herein is subject to the satisfaction of each of the conditions identified in this Section 7.

                  7.1 Performance by Noble. On and as of the Closing Date, all of the representations and warranties of Noble and Skandalaris set forth in
Section 5 hereof shall be true and correct in all material respects, except for changes that have occurred in the ordinary course of Noble's business and consistent with past practices or which are expressly permitted or contemplated by this Agreement (for this purpose substituting the Closing Date for the date of this Agreement wherever a representation or warranty shall have been made with reference to the date of this Agreement), and Noble shall have performed all of the agreements and covenants required by this Agreement to be performed by it prior to or at the Closing Date. Noble shall have delivered to Sellers a certificate dated the Closing Date and in form and substance reasonably satisfactory to Sellers and their counsel, reaffirming such representations and warranties as of the Closing Date and certifying to the fulfillment of such agreements and covenants.

                  7.2 Absence of Litigation. No action, suit or proceeding shall have been instituted or threatened seeking to enjoin or restrain or which would materially adversely affect the transactions contemplated hereby.

                  7.3 Other Documents. On the Closing Date, there shall have been executed and delivered to Reason (i) a Pledge Agreement, in substantially the form of Exhibit E attached hereto, with respect to all of the stock certificates of Monroe, which stock certificates will be reissued at Closing in the name of Noble, along with an Assignment of Stock in Blank signed by Noble;
(ii) the Irrevocable Trust Note and the Reason Note, in substantially the form of Exhibits A-1 and A-2, respectively, attached hereto; (iii) the Guaranty of the 1997 Payment in substantially the form of Exhibit A-3 attached hereto; (iv) a Land Contract for the purchase of the Property by Monroe in substantially the form of Exhibit B1 attached hereto; (v) a Guaranty of Land Contract in substantially the form of Exhibit B2 attached hereto; (vi) a Letter of Credit from Comerica Bank securing the payment of the December 23 Irrevocable Trust Payment, the December 23 Reason Payment, and the payment of the Bonus pursuant to the Employment and Deferred Compensation Agreement; and (vii) an Employment and Deferred Compensation Agreement in substantially the form of Exhibit D attached hereto.

                  7.4 Opinion of Counsel. On the Closing Date, Noble shall have delivered to Sellers the written opinion of Mark A. Davis, Esq., counsel for Noble dated as of the Closing Date, that is, in form and substance, reasonably satisfactory to Sellers and their legal counsel.

                  8. CONDITIONS TO NOBLE'S OBLIGATIONS. The obligation of Noble to complete on the Closing Date the consummation of the purchase and sale transactions contemplated herein is subject to the satisfaction of each of the conditions identified in this Section 8.

                  8.1 Performance by Monroe and Sellers. On and as of the Closing Date, all of the representations and warranties of Monroe and Sellers set forth in Sections 3 and 4 hereof shall be true and correct in all material respects, except for changes which are expressly permitted by this Agreement (for this purpose substituting the Closing Date for the date of this Agreement wherever a representation or warranty shall have been made with reference to the date of this Agreement), and each of the Sellers shall have performed all of the agreements and covenants required by this Agreement to be performed by all of them prior to or at the Closing Date. Each of Monroe and Sellers shall have delivered to Noble a certificate dated as of the Closing Date and in form and substance reasonably satisfactory to Noble and its counsel, reaffirming such representations and warranties as of the Closing Date and certifying to the fulfillment of such agreements and covenants.

                  8.2 Resignations. Reason and David C. Stone shall have tendered their resignations as officers and directors along with an appropriate release, effective as of the Closing Date.

                  8.3 Opinion of Counsel. On the Closing Date, Sellers shall have delivered to Noble the written opinion of Stone, Biber & O'Toole, P.C., counsel for Monroe and Sellers, dated the Closing Date, that is, in form and substance, reasonably satisfactory to Noble and its legal counsel.

                  8.4 Absence of Litigation. No action, suit or proceeding shall have been instituted which has resulted in temporary or preliminary injunctive relief of a continuing nature preventing the consummation of the transactions contemplated hereby, or which, in the opinion of Noble's counsel, is not fully covered by insurance maintained by Monroe, the result of which will have an adverse effect on the business, operations, prospects, assets or financial condition of Monroe or the transactions contemplated hereby. No labor dispute shall have occurred, and no unfair labor practice charge shall have been filed which would adversely affect the business, operations, prospects, assets or financial condition of Monroe or the transactions contemplated hereby.

                  8.5 Casualty Loss. No casualty losses shall have occurred to the Assets of Monroe or the Property which would have a material adverse affect on the ability of Monroe to operate its business as presently conducted or would otherwise deprive Noble of the benefits of the transactions contemplated hereby. Noble may waive this condition and require Sellers to cause that any insurance proceeds payable by reason of such occurrence be assigned to Noble and received by it.

                  8.6 Due Diligence. (i) Noble, in its sole discretion, shall not have become aware of any event, occurrence, fact, matter or information which Noble determines has or may have an adverse effect on the business, operations, prospects, assets or financial condition of Monroe or the transactions contemplated by this Agreement, (ii) Noble shall have determined that the information disclosed on, in or pursuant to any Disclosure Schedule or supplement thereto is acceptable to Noble in all respects (provided such information shall be deemed acceptable to Noble unless it notifies Monroe to the contrary within three (3) days after a Disclosure Schedule or supplement thereto is delivered to it but in no event later than the Closing Date) and (iii) no material adverse change in the business, operations, prospects, assets or financial condition of Monroe shall have occurred since December 31, 1995.

                  8.7 Employment and Deferred Compensation Agreement. As of the Closing Date, there shall have been executed and delivered to Noble an Employment and Deferred Compensation Agreement between Monroe and Richard J. Reason substantially in the form of Exhibit D attached hereto.

                  8.8 Other Documents. On the Closing Date, there shall have been executed and delivered to Reason (i) a Pledge Agreement, in substantially the form of Exhibit E attached hereto, with respect to all of the stock certificates of Monroe, which stock certificates will be reissued at Closing in the name of Noble, along with an Assignment of Stock in Blank signed by Noble; (ii) the Irrevocable Trust Note and the Reason Note, in substantially the form of Exhibits A-1 and A-2, respectively, attached hereto; (iii) the Guaranty of the 1997 Payment in substantially the form of Exhibit A-3 attached hereto; (iv) a Land Contract for the purchase of the Property by Monroe in substantially the form of Exhibit B1 attached hereto; (v) a Guaranty of Land Contract in substantially the form of Exhibit B2 attached hereto; (vi) a Letter of Credit from Comerica Bank securing the payment of the December 23 Irrevocable Trust Payment, the December 23 Reason Payment and the payment of the Bonus pursuant to the Employment and Deferred Compensation Agreement; and (vii) an Employment and Deferred Compensation Agreement in substantially the form of Exhibit D attached hereto.

                  8.9 338(h)(10) Election. Sellers and Noble shall execute an election under Internal Revenue Code Section 338(h)(10) and the regulations thereunder to have the acquisition of the Monroe Common Stock treated for purposes of federal income taxation as an asset acquisition, and agree to execute any Internal Revenue Service forms required for such election. The parties agree to work together in good faith to establish a reasonable allocation of the purchase price for the Monroe Common Stock to Monroe's assets. Each of the parties will report the purchase and sale in accordance with the allocations agreed to by the parties for all federal, state and local tax purposes.

                  8.10 Consents. To the extent that this Agreement or any transactions hereunder violate any documents or agreements described in Section
4.3 or require the consent of any governmental agency or other person, such consents shall have been obtained by Sellers.

                  9. INDEMNITIES.

                  9.1 By Sellers. (a) Sellers agree to indemnify and hold Noble and Monroe harmless from and against any and all liabilities, losses, damages, costs and expenses, (including reasonable counsel fees) incurred or sustained by them because of any inaccuracy in, or breach or violation of, the representations and warranties made by Sellers and the covenants undertaken by them.
                  (b) For purposes of this Section 9.1, any liabilities incurred by Noble or Monroe for which the Sellers have indemnified them under this
Section 9.1 shall first reduce the remaining unpaid amounts of the Notes pro rata as to the Sellers' respective Stock ownership of the Monroe Common Stock prior to Closing and then shall be payable by the Sellers pro rata directly to Noble or Monroe.
                  (c) Sellers shall not be liable under this Section 9.1 unless the losses, liabilities, damages, costs and expenses identified in this Subsection 9.1 exceed, in the aggregate, $100,000 (the "Threshold Amount"), in which event Noble and/or Monroe shall be entitled to recovery of all such losses, liabilities, damages, costs and expenses up to an aggregate amount ("Cap") not exceeding the outstanding amount of the Notes. Such Cap shall be reduced as the Notes are paid. Notwithstanding the preceding sentence, any losses, liabilities, damages, costs or expenses sustained as a result of a breach of (i) Section 4.8 or 4.10 shall not be subject to the Threshold Amount or (ii) Sections 3.2, 4.5 and 4.12 shall not be subject to the Cap.

                  9.2 By Noble. Noble agrees to indemnify and hold Sellers harmless from and against any and all liabilities, losses, damages, costs and expenses (including reasonable counsel fees) incurred or sustained by Sellers because of any material inaccuracy in, or breach or violation of, the representations, warranties and covenants made by Noble.

                  9.3 Survival. Each and every representation, warranty and covenant of the parties shall survive until December 23, 1996, after which they shall terminate and be of no further force and effect, and any suit, proceeding, claim for indemnity or other action by any party against another based on an alleged breach of any representation, warranty or covenant contained herein must be filed, brought or made in writing prior to December 23, 1996. Notwithstanding the foregoing, the representations, warranties and covenants contained in Sections 3.1, 3.2, 4.1, 4.2, 4.3 and 4.5 shall not be limited by the preceding sentence and shall survive the Closing and the warranties and covenants contained in Sections 4.12 and 6.9 shall survive the Closing for any applicable statute of limitations period, except as otherwise specifically provided in such Sections. Further, the terms of the Land Contract, Guaranty of Land Contract, the Irrevocable Trust Note, Guaranty of 1997 Payment, and the Employment and Deferred Compensation Agreement which continue beyond December 23, 1996 shall survive in accordance with the respective agreements' terms.

                  9.4 Claims Procedure. If any action, claim or demand shall be brought or asserted against any party in respect of which indemnity may be sought pursuant to this Section, the party seeking indemnification ("Indemnitee") shall promptly notify the parties from whom indemnification is to be sought (collectively, the "Indemnitor"), stating the amount claimed to be due and payable, the basis of the claim as alleged by any claimant and the provision or provisions of this Agreement under which such claim for indemnity is asserted. Prior to sending such notice, if such claim has been made by a third party but has not resulted in an action, suit, proceeding or investigation before a court or other governmental body, the Indemnitee may resolve the third party's claim in a reasonable manner, and, in turn, seek indemnification from the Indemnitor. Any notice hereunder shall be accompanied by copies of any documents relied on by any claimant and furnished to the Indemnitee. Within thirty (30) calendar days after receipt of such notice, the Indemnitor shall by written notice either (i) concede liability in whole as to the amount claimed in such notice; (ii) deny liability in whole as to such amount; or (iii) concede liability in part and deny liability as to the remainder.

                  In the case of claims by third parties resulting in an action, suit, proceeding or investigation before a court or other governmental body, the Indemnitor, in the written notice, shall also indicate whether it shall assume the defense thereof with counsel reasonably acceptable to the Indemnitee. Provided that the notice required hereunder is properly given, failure by the Indemnitor to concede liability for a third party claim for which a party is entitled to indemnity under this Agreement shall cause the indemnity obligations of the Indemnitor to extend to whatever outcome results from such third party claim. Any settlement or compromise of a claim shall be agreed upon by all parties. If the Indemnitee declines to accept a bona fide offer of settlement which is recommended by the Indemnitor, the maximum liability of the Indemnitor shall not exceed that amount which it would have been liable for had such settlement been accepted. If the Indemnitor declines to accept a bona fide offer of settlement recommended by the Indemnitee, the Indemnitor shall be liable for whatever outcome results from such third party claim.

                  In the case of non-third party claims (or claims that were originally third party claims but resolved as described in the first paragraph of this Section 9.4 and for which a party, in turn, seek indemnification), if the Indemnitor fails to deny liability within the thirty (30) calendar day period, the Indemnitee may offset the claim from any obligations owing by such party to the Indemnitor ("Obligations").

                  If the Indemnitor and the Indemnitee cannot agree as to the disposition of the claim, the unresolved matter shall be resolved by arbitration if a request for arbitration, as provided herein, is given. Arbitration shall be initiated by one party's making a written demand on the other party and simultaneously filing copies of the demand, together with the required fees, with the Detroit Regional Office of the American Arbitration Association ("AAA"). Within fifteen
(15) days after receipt of such demand, each party shall designate one arbitrator. These two arbitrators shall, within fifteen (15) days after their appointment, select a third arbitrator, who shall be experienced in the subject areas of corporate law and mergers and acquisitions. In the event that the first two arbitrators are unable to agree upon the third arbitrator, then the arbitrators shall apply to the AAA to designate and appoint a person who meets these criteria as the third arbitrator. In the event the party upon whom the original arbitration demand was served shall fail to designate its arbitrator, the arbitrator designated by the party requesting arbitration shall act as the sole arbitrator and shall be deemed to be the single, mutually approved arbitrator to resolve the matter. Final arbitration of the dispute shall occur within six (6) months of the giving of notice of arbitration.

                  The place of arbitration shall be Southfield, Michigan. Arbitration shall be conducted under the auspices of the AAA, and the AAA Rules shall govern all proceedings unless otherwise provided herein. In case of conflict between the AAA Rules and this Agreement, the provisions of this Agreement shall govern. The arbitrators sole power shall be to interpret the provisions of this Agreement and they shall have no power to change or modify any provision of this Agreement.

                  The parties shall have the right to discovery in accordance with the Federal Rules of Civil Procedure except that discovery may commence immediately upon the service of the demand for arbitration and except that discovery shall be limited to document requests and depositions of not more than two (2) people per party, and must occur within three (3) months of the date of service of notice of the complaining party. A party's unreasonable refusal to cooperate in discovery shall be deemed to be refusal to proceed with arbitration, and, until the arbitration panel is complete, the parties may enforce their rights (including the right of discovery) in the circuit courts of the State of Michigan. Such enforcement in the courts shall not constitute a waiver of a party's right to arbitration. Upon appointment of the arbitration panel, the arbitrators shall have the power to enforce the parties' discovery rights. It is expressly agreed that material subject to discovery shall include written documents that must be created from information that currently exists only in machine-readable form.

                  The parties expressly covenant and agree to be bound by the decision of the arbitration panel and accept any such decision as the final determination of the matter in dispute. A judgment of any Michigan Circuit Court may be rendered upon any award made pursuant to this Agreement.

                  The non-prevailing party in the arbitration, i.e., the one who receives less than 80% of the amount it claims it is entitled to, shall pay the pro rata amount of the prevailing party's costs, fees, and expenses, including attorney's fees, with reference to the actual award to the prevailing party and the total claim of the prevailing party.

                  The provisions of this Agreement shall be construed in favor of arbitration.

                  10. TERMINATION. This Agreement may be terminated without liability to any party hereto (a) at any time by mutual written agreement of Sellers and Noble, (b) by Noble if any of the conditions set forth in Section 8 shall not be fulfilled for reasons beyond the reasonable control of Sellers and are not waived by Noble, (c) by Sellers if any of the conditions set forth in
Section 7 shall not be fulfilled for reasons beyond the reasonable control of Noble and are not waived by Sellers, or (d) by either party after April 30, 1996 if the Closing has not occurred by that date through no fault of the terminating party. If Sellers or Noble waive in writing compliance with any such condition to their respective obligations, the right to terminate provided herein shall no longer exist with respect to that particular condition.

                  11. ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns, provided that this Agreement shall not be assignable by any party without the prior written consent of the others, other than by operation of law.

                  12. MISCELLANEOUS.

                  12.1 Amendment. This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the subject matter hereof. No representation, inducement, agreement, promise or understanding altering, modifying, taking from or adding to the terms and conditions hereof shall have any force and effect unless the same is in writing and validly executed by the parties hereto.

                  12.2 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if sent by nationally recognized courier service, facsimile with a hard copy by registered or certified mail, postage prepaid and return receipt requested, addressed as follows:

                           (a)      If to Noble, to:

                                    33 Bloomfield Hills Parkway
                                    Suite 155
                                    Bloomfield Hills, Michigan  48304

                                    Attention:  Robert J. Skandalaris


                                    If to Skandalaris, to:

                                    Robert J. Skandalaris
                                    c/o Noble International, Ltd.
                                    33 Bloomfield Hills Parkway
                                    Suite 155
                                    Bloomfield Hills, Michigan  48304

                           In either case, with a copy to:

                                    Mark Davis, Esq.
                                    33 Bloomfield Hills Parkway
                                    Suite 155
                                    Bloomfield Hills, Michigan  48304

                           (b)      If to Sellers, to:

                                    Richard J. Reason, as Trustee of the
                                    Richard J. Reason Agreement of Trust
                                    dated April 9, 1979
                                    4605 South Ocean Blvd., Apt. A-2
                                    Highland Beach, Florida  33487

                                    And

                                    The Richard J. Reason Irrevocable Trust
                                    2701 Troy Center Dr., Suite 400
                                    Troy, Michigan 48084

                                    Attention:  David C. Stone

                           with a copy to:

                                    David C. Stone, Esq.
                                    Stone, Biber & O'Toole, P.C.
                                    2701 Troy Center Drive, Suite 400
                                    Troy, Michigan  48084

The addresses so indicated for any party may be changed by similar written notice.
                  12.3 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be treated as an original but all of which, collectively, shall constitute a single instrument.
                  12.4 Construction. This Agreement shall be construed in accordance with the laws of the State of Michigan without regard to its rules regarding choice of law. The titles of the Sections have been inserted as a matter of convenience and reference only and shall not control or affect the meaning or construction of this Agreement. Wherever any words are used in this Agreement in the masculine gender, they shall be construed as though they also were used in the feminine gender in all cases where they would so apply.

                  12.5 Disclosure Schedules. The Disclosure Schedules required to be submitted under this Agreement to Noble shall (i) be identified as Disclosure Schedules, (ii) refer to the Section or Sections of this Agreement pursuant to which the Disclosure Schedule is responsive, and (iii) be dated and signed by both an officer of Monroe and a Seller.
                  12.6 Announcements. Each of the parties shall consult with the other parties with respect to issuing any press release or otherwise making public statements with respect to any of the transactions contemplated by this Agreement.
                  IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written
                                        NOBLE INTERNATIONAL, LTD.

WITNESS:

/s/ Lynette Batcheler                   By:  /s/ Mark A. Davis
---------------------------                  ---------------------------
                                        Its: President

                                        MONROE ENGINEERING PRODUCTS,
                                        INC.


/s/ Lynette Batcheler                   By: /s/ Richard J. Reason
---------------------------                 ----------------------------
                                        Its: President



/s/ Lynette Batcheler                   /s/ Richard J. Reason
---------------------------             --------------------------------
                                        Richard J. Reason, Individually
                                        and as Trustee of the Richard
                                        J. Reason Trust Agreement dated
                                        April 9, 1979


                       [signatures continued on next page]

                                          /s/ David C. Stone
--------------------------                ------------------------------
 Lynette Batcheler                        David C. Stone, as Trustee of
                                          the Richard J. Reason
                                          Irrevocable Trust for the
                                          Benefit of Victoria Aldrich
                                          and Peter Reason dated
                                          October 12, 1992


                                          /s/ Robert J. Skandalaris
--------------------------                ------------------------------
Lynette Batcheler                         Robert J. Skandalaris